EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA) FOR IMMEDIATE RELEASE	Contact: Thomas J. Flournoy tflournoy@summitbk.com
770-454-0456

SUMMIT BANK CORPORATION ANNOUNCES QUARTERLY DIVIDEND

ATLANTA, Georgia (August 3, 2006) - Summit Bank Corporation (Nasdaq: SBGA) announced a quarterly dividend of $.10 per share payable to all shareholders of record on August 21, 2006, to be paid on August 31, 2006.

Summit recently announced second quarter 2006 earnings of $1.68 million, or $0.24 diluted earnings per share, compared to $1.35 million, or $0.24 diluted earnings per share, for the second quarter of 2005. Summit’s earnings resulted in a second quarter 2006 return on average shareholders’ equity of 11.88% compared to 15.58% for the same period last year. The decline in return on shareholders’ equity from last year is attributable to the $20.3 million of additional capital raised from Summit’s common stock offering earlier this year. Total assets were $656.7 million at June 30, 2006, up 24.4% over the $528.0 million at June 30, 2005, primarily due to the acquisition of Concord Bank, N.A. (Concord) in Houston, Texas on April 1, 2006. Concord had approximately $120 million in assets, $96 million in loans and $108 million in deposits at the closing date.

Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets. It currently operates five branches in the metropolitan Atlanta area and two in the South Bay area of San Francisco, California. Concord now operates as a division of The Summit National Bank in one location in Houston, Texas. The Summit National Bank also operates a loan production office in San Diego, California and a representative office in Shanghai, China.

Summit Bank Corporation stock is listed on the Nasdaq National Market under the symbol SBGA.

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